UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2026
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ARCUTIS BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39186	81-2974255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3027 Townsgate Road, Suite300
Westlake Village, CA 91361
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (805) 418-5006
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ARQT	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 15, 2026, the Board of Directors (the “Board”) of Arcutis Biotherapeutics, Inc. (the “Company”) increased the authorized number of directors on the Board from nine to ten directors and appointed Mr. Christopher Peetz as a new member of the Board. Mr. Peetz was appointed as a Class III director, with a term expiring at the Company’s 2029 annual meeting of stockholders or until his successor is duly elected and qualified, or his earlier death, resignation, disqualification or removal. The Board determined that Mr. Peetz qualifies as an independent director under the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market LLC. Mr. Peetz has not been appointed to any committee of the Board.

Mr. Peetz is a co-founder of Mirum Pharmaceuticals, Inc., a commercial-stage biopharmaceutical company, where he has served as Chief Executive Officer since March 2019 and as President from November 2018 to January 2024. Prior to Mirum Pharmaceuticals, Inc., Mr. Peetz served as Chief Executive Officer of Flashlight Therapeutics, Inc., a biotechnology company, from May 2017 to May 2019. He also previously served as Chief Financial Officer and head of corporate development at Tobira Therapeutics, Inc., a publicly-traded biotechnology company acquired by Allergan plc. in November 2016, from May 2014 to December 2016. Prior to joining Tobira Therapeutics, Inc, Mr. Peetz served as Vice President, Finance and Corporate Development of Jennerex Biotherapeutics, Inc., a biopharmaceutical company. Prior to Jennerex, Mr. Peetz held various positions at Onyx Pharmaceuticals, Inc. (now Amgen Inc.), including corporate strategy, marketing, product lifecycle management, and financial planning. Prior to Onyx, Mr. Peetz provided merger and acquisition advisory services at LaSalle Corporate Finance, a part of ABN AMRO, and held positions at Abgenix Inc. and Solazyme Inc. He also served as a member of the board of directors of Alpine Immune Sciences, Inc., a public immunotherapy company, from April 2018 until its sale to Vertex in May 2024. Mr. Peetz has been an entrepreneur-in-residence at Frazier Life Sciences since May 2017. Mr. Peetz received an M.B.A. from Stanford Graduate School of Business and a B.S.B.A. in finance, international business, and French from Washington University in St. Louis.

As a non-employee director, Mr. Peetz will receive compensation in accordance with the Company’s non-employee director compensation program, as amended. Pursuant to this program, upon the effective date of his appointment to the Board, Mr. Peetz received an initial stock option award exercisable for 21,486 shares of the Company’s common stock, and is eligible for the prorated annual equity award fair valued at approximately $350,000 (allocated 65% to stock options and 35% to restricted stock units) and for the prorated portion of the annual cash retainer in the amount of $50,000 for service on the Board. The initial stock option award will vest in three equal annual installments on the anniversary of the date of Mr. Peetz’s appointment to the Board, and the prorated annual equity award immediately before the annual meeting following the grant date, subject to Mr. Peetz’s continued service to the Company through such date.

In addition, the Company will enter into an indemnification agreement with Mr. Peetz on the form previously approved by the Board and entered into with the Company’s other directors.

There is no arrangement or understanding between Mr. Peetz and any other person pursuant to which he was selected as a director. There are no family relationships between Mr. Peetz and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Peetz has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On July 16, 2026, the Company issued a press release announcing the appointment of Mr. Peetz. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Arcutis Biotherapeutics Inc. Appoints Christopher Peetz to Board of Directors.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUTIS BIOTHERAPEUTICS, INC.

Date: July 16, 2026	By:	/s/ Latha Vairavan
Latha Vairavan Chief Financial Officer